UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 20, 2008

Commission file number: 0-23687

STOCKGROUP INFORMATION SYSTEMS INC.
(Exact name of small business issuer as specified in its charter)

Colorado	84-1379282
(State or other jurisdiction of incorporation or	(IRS Employer Identification No.)
organization)

Suite 500-750 West Pender Street,
Vancouver, British Columbia, V6C 2T7
(Address of principal executive offices)

(604) 331-0995
(Issuer's telephone number)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     Effective February 15, 2008, the Company announces that Joe McWilliams, its Vice President, Advertising Sales, has resigned from the company. Stockgroup wishes Joe the very best for the future and thanks him for all his contributions.

     Effective January 7, 2008, as previously announced in a Press Release, a copy of which is posted on the Company’s web site, Karl Buhr has joined the Company as its Chief Operating Officer. Mr. Buhr is a digital content veteran, and comes to Stockgroup to lead the execution of the company’s product and market vision. Previously he was COO of Telemedia Development, a California mobile entertainment content provider, acquired in 2007 by Conectium Ltd. Prior to that he was Operations Director at Eckoh Plc (formerly 365 Plc), a public UK new-media content and solutions provider. He also spent five years at Kaltek Inc., an Atlanta management consulting firm.

     The Company has an employment agreement with Mr. Buhr to serve as the Company’s Chief Operating Officer. Mr. Buhr is to receive an annual base salary of C$190,000 (or US$192,470 based upon the year end exchange rate of US$1 = C$1.013), subject to normal salary increases. In addition, he is entitled to an annual C$70,000 (or US$70,910 based upon the year end exchange rate of US$1 = C$1.013) maximum incentive compensation bonus. On January 7, 2008, Mr. Buhr was granted 500,000 time based stock options for the Company’s common shares, with one third vesting at the end of each full year for three years on the anniversary of the grant date. An additional 250,000 performance based stock options for the Company’s common shares may be granted to Mr. Buhr, based upon Mr. Buhr’s and the Company’s attainment of mutually acceptable longer term performance goals. Mr. Buhr will be entitled to 6 months of salary and the prorated portion of bonuses earned which will include pay in lieu of notice, should we elect to terminate his employment without cause. Should Mr. Buhr’s job responsibilities be significantly altered, then Mr. Buhr may terminate the agreement for good reason and be entitled to 6 months of salary and the prorated portion of any bonuses earned. The foregoing is qualified by the entire copy of the employment agreement between Mr. Buhr and the Company attached as Exhibit 99.1 hereto.

     Effective January 8, 2008, as previously announced in a Press Release, a copy of which is posted on the Company’s web site, Dana Stetson has joined the Company as its Vice President, Licensing/Subscription Sales, to lead sales of the company’s desktop and mobile financial tools. He was previously Director of Broker-Dealer Sales for Lava Trading, a software services company (Lava Trading is now a subsidiary of Citigroup). Previously he was VP of Sales for dynamicsoft, which was acquired by Cisco Systems.

     The Company has an employment agreement with Mr. Stetson to serve as the Company’s Vice President, Licensing/Subscription Sales. Mr. Stetson is to receive an annual base salary of US$160,000 subject to normal salary increases, and is entitled to receive variable pay of up to 50% of his annual salary. On April 8, 2008, Mr. Stetson will be granted stock options for 135,000 of the Company’s common shares, vesting at one third per year over a three year period on the anniversary of the grant date. Beginning April 8, 2008, Mr. Stetson is entitled to one month of pay for each year of employment up to a maximum of 4 months, if the Company elects to terminate Mr. Stetson’s employment with the Company without cause. The foregoing is qualified by the entire copy of the employment agreement between Mr. Stetson and the Company attached as Exhibit 99.2 hereto.

     Effective February 1, 2008, Audrey Brownmiller has been promoted to Vice President, Operations. Mrs. Brownmiller will be responsible for client services, development and infrastructure. Mrs. Brownmiller joined the company in 2007 from Chancery Software (acquired by Pearson School Systems), where she was Director of Project Management, ultimately leading deployment of information system programs to 160 Canadian Department of Defense schools in North America, the UK and Germany.

     The Company has an employment agreement with Mrs. Brownmiller, formerly a Director of Operations for the Company, to serve as the Company’s Vice President of Operations. Mrs. Brownmiller is to receive an annual base salary of C$125,000 (or US$126,625 based on the year end exchange rate of US$1 = C$1.013), subject to normal salary increases, and is entitled to an annual C$20,000 (or US$20,260 based on the year end exchange rate of US$1 = C$1.013) maximum incentive compensation bonus. On January 15, 2008, Mrs. Brownmiller’s total number of time based stock options were adjusted to 135,000 common shares of the Company stock, with one third vesting at the end of each year for three years on the anniversary of the grant date. For the Company’s termination of Mrs. Brownmiller’s employment with the Company without cause, the Employment Standards Act of British Columbia would govern. The foregoing is qualified by the entire copy of the employment agreement between Mrs. Brownmiller and the Company attached as Exhibit 99.3 hereto.

Item 9.01      Financial Statements and Exhibits
(d) Exhibits

99.1	Employment Agreement between Company and Karl Buhr
99.2	Employment Agreement between Company and Dana Stetson
99.3	Employment Agreement between Company and Audrey Brownmiller

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STOCKGROUP INFORMATION SYSTEMS INC.

By: /s/ Marcus New

Marcus New
President & Chief Executive Officer
Date: February 20, 2008